Exhibit 99.1

EARNINGS RELEASE PR Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com

IR Contact: Cindy Olsen, CFA (949) 524-4205 Cindy.Olsen@chipotle.com
CHIPOTLE ANNOUNCES FIRST QUARTER 2026 RESULTS
RETURN TO POSITIVE TRANSACTIONS DRIVES 0.5% COMPARABLE RESTAURANT SALES GROWTH; REVENUE INCREASES 7.4% TO $3.1 BILLION

NEWPORT BEACH, Calif. – April 29, 2026 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2026.
First quarter highlights, year over year:
•Total revenue increased 7.4% to $3.1 billion
•Comparable restaurant sales increased 0.5%
•Operating margin was 12.9%, a decrease from 16.7%
•Adjusted restaurant level operating margin1 was 23.7%, a decrease from 26.2%
•Diluted earnings per share was $0.23, a 17.9% decrease from $0.28
•Adjusted diluted earnings per share1 was $0.24, a 17.2% decrease from $0.29
•Opened 49 company-owned restaurants, with 42 locations including a Chipotlane.
“Our first quarter exceeded expectations as we advanced our Recipe for Growth strategy, delivering tangible progress across operations, digital, menu innovation, people, and development,” said Scott Boatwright, Chief Executive Officer, Chipotle. “We are excited to welcome a new Chief Brand Officer and a new Chief Digital Officer to further strengthen our value proposition, sharpen our brand messaging, and accelerate innovation—positioning Chipotle for sustained, long-term growth as we advance on our path to becoming a global iconic brand.”
Results for the three months ended March 31, 2026:
Total revenue in the first quarter of 2026 was $3.1 billion, an increase of 7.4% compared to the first quarter of 2025. The increase was driven by new restaurant openings and, to a lesser extent, a 0.5% increase in comparable restaurant sales due to higher transactions of 0.6%, partially offset by a 0.1% decrease in average check. Digital sales represented 38.6% of total food and beverage revenue.
During the first quarter we opened 49 company-owned restaurants, of which 42 included a Chipotlane. Chipotlanes continue to perform well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins and returns.
Food, beverage and packaging costs in the first quarter of 2026 were 29.6% of total revenue, an increase from 29.2% in the first quarter of 2025. The increase was driven by inflation, primarily in beef and freight, and higher produce usage. These increases were partially offset by lower dairy and avocado costs, and the benefit of menu price increases.
Labor costs in the first quarter of 2026 were 26.1% of total revenue, an increase from 25.0% in the first quarter of 2025. The increase was primarily driven by wage inflation, lower average restaurant sales volumes, and higher benefits expense, including performance-based bonuses. These headwinds were partially offset by the benefit of menu price increases. Excluding a 40 basis point impact from costs related to certain legal proceedings, adjusted labor costs1 were 25.7% of total revenue, compared to 25.0% in the first quarter of 2025.
1Adjusted restaurant level operating margin, adjusted diluted earnings per share, adjusted labor costs, adjusted net income, adjusted general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

General and administrative expenses for the first quarter of 2026 were $203.7 million, compared to $172.8 million in the first quarter of 2025. The increase was driven by our biennial All Managers Conference held in the first quarter of 2026, performance bonuses and wages, and benefited from lower stock-based compensation. Adjusted general and administrative expenses1 for the first quarter of 2026 were $197.9 million, compared to $160.9 million in the first quarter of 2025.
The effective income tax rate for the first quarter of 2026 was 25.4%, an increase from 22.9% in the first quarter of 2025. The increase was driven by a reduction in tax benefits related to option exercises and equity vesting, fewer tax credits, and an increase in other discrete income tax items.
Net income for the first quarter of 2026 was $302.8 million, or $0.23 per diluted share, compared to $386.6 million, or $0.28 per diluted share, in the first quarter of 2025. Adjusted net income1 for the first quarter of 2026 was $316.2 million, or $0.24 per adjusted diluted share, compared to $396.8 million, or $0.29 per adjusted diluted share, in the first quarter of 2025.
During the first quarter of 2026 we repurchased $700.8 million of stock at an average price per share of $36.14. As of March 31, 2026, $1.0 billion remained available under share repurchase authorizations from our Board of Directors. The repurchase authorization may be modified, suspended or discontinued at any time.
More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC in April 2026.
Outlook
For 2026, management is anticipating the following:
•Full year comparable restaurant sales to be about flat
•350 to 370 new restaurant openings, which includes 10 to 15 international partner-operated restaurants. Around 80% of company-owned restaurants will have a Chipotlane
•An estimated underlying effective full year tax rate between 24% and 26% before discrete items
Definitions
The following definitions apply to these terms as used throughout this release:
•Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for company-owned restaurants in operation for at least 13 full calendar months.
•Average restaurant sales refers to the average trailing 12-month food and beverage revenue for company-owned restaurants in operation for at least 12 full calendar months.
•Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•Digital sales represent food and beverage revenue for company-owned restaurants generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales include revenue deferrals associated with Chipotle Rewards.
•Partner-operated restaurants - Chipotle restaurants over which Chipotle does not have a controlling financial interest and for which Chipotle does not directly manage day-to-day operations. This includes restaurants operated by third parties pursuant to license or franchise agreements and restaurants in which Chipotle holds a minority, non‑controlling ownership interest.
1Adjusted restaurant level operating margin, adjusted diluted earnings per share, adjusted labor costs, adjusted net income, adjusted general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

Conference Call Details and Supplemental Slides
Chipotle will host a conference call on Wednesday, April 29, 2026, at 4:30 PM Eastern time to discuss first quarter 2026 financial results and provide a business update for the second quarter to date. In connection, supplemental slides for the call will be available on the company's website at ir.chipotle.com/presentations.
The conference call can be accessed live over the phone by dialing 1-888-317-6003, or for international callers, by dialing 1-412-317-6061 and using code: 1676292. The call will be webcast live on the company's website at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.
About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 4,100 restaurants as of March 31, 2026, in the United States, Canada, the United Kingdom, France, Germany, and the Middle East and it is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. With over 135,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements
Certain statements in this press release, in the April 29, 2026, conference call and in the supplemental slides for the call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements under “Outlook” and "Recipe for Growth Strategy," and about our anticipated full year 2026 comparable restaurant sales growth, number of new company-owned and international partner-owned restaurant openings in 2026, expected number of restaurants with Chipotlanes, and estimated underlying effective 2026 full year tax rate, as well as statements about the expected success of our “Recipe for Growth” strategy, our future food, beverage, packaging, labor, general and administrative and other costs, future estimated tax rates and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “confident”, “assuming”, “expect”, “intend”, “project”, “target”, “goal” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: wage inflation and state or local regulations mandating higher minimum wages; the competitive labor market, which impacts our ability to attract and retain qualified employees; the impact of any union organizing efforts and our responses to such efforts; increases in ingredient and other operating costs due to inflation, global conflicts, severe weather, our Food with Integrity philosophy, tariffs or trade restrictions; intermittent supply shortages relating to our Food with Integrity philosophy, rapid expansion and supply chain disruptions; risks of food safety incidents and food-borne illnesses; our reliance on certain information technology systems and potential material failures, interruptions or outages; risks that our investments in new technology and technological innovations may not generate returns; privacy and cyber security risks, including breaches, unauthorized access, theft, modification, destruction or ransom of guest or employee personal or confidential information stored on our network or the network of third party providers; the impact of competition, including from sources outside the restaurant industry; the impact of government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the costs and availability of suitable new restaurant sites, construction materials and contractors and restaurant equipment; the expected costs and risks related to our international expansion, including through partner-operated restaurants in the Middle East, Asia and Mexico; our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in guests' perceptions of our brand, including as a result of negative publicity or social media posts and decreased consumer spending, or the inability to increase menu prices or realize the benefits of menu price increases; failure to meet market expectations for our financial performance or any announced guidance and the impact thereof; the potential impact of activist shareholder actions or tactics; failure to attract or retain key executive talent; the impact of our brand, marketing, promotional, advertising and pricing strategies, digital platform and menu innovations; our reliance on third party delivery services and the IT infrastructure; litigation risks, including possible governmental actions and potential class action litigation related to food safety incidents, cybersecurity incidents, employment or privacy laws, advertising claims, contract disputes or other matters. In addition, many of the foregoing risks and uncertainties are, or could be, exacerbated by any worsening of the global business and macroeconomic environment. These statements also are subject to other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2026		2025
Food and beverage revenue	$3,072,730	99.5%	$2,859,831	99.5%
Delivery service revenue	15,512	0.5	15,422	0.5
Total revenue	3,088,242	100.0	2,875,253	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	913,346	29.6	838,403	29.2
Labor	805,411	26.1	718,226	25.0
Occupancy	169,881	5.5	149,841	5.2
Other operating costs	480,643	15.6	415,161	14.4
General and administrative expenses	203,720	6.6	172,783	6.0
Depreciation and amortization	96,718	3.1	87,211	3.0
Pre-opening costs	11,641	0.4	8,210	0.3
Impairment, closure costs, and asset disposals	9,819	0.3	6,168	0.2
Total operating expenses	2,691,179	87.1	2,396,003	83.3
Income from operations	397,063	12.9	479,250	16.7
Interest and other income, net	8,742	0.3	22,253	0.8
Income before income taxes	405,805	13.1	501,503	17.4
Provision for income taxes	102,981	3.3	114,904	4.0
Net income	$302,824	9.8%	$386,599	13.4%
Earnings per share:
Basic	$0.23		$0.29
Diluted	$0.23		$0.28
Weighted-average common shares outstanding:
Basic	1,298,220		1,354,518
Diluted	1,301,859		1,360,719

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$246,636	$350,545
Accounts receivable, net	94,934	156,466
Inventory	44,685	49,508
Prepaid expenses and other current assets	126,278	120,450
Income tax receivable	-	91,393
Investments	624,786	698,591
Total current assets	1,137,319	1,466,953
Leasehold improvements, property and equipment, net	2,767,047	2,679,361
Long-term investments	96,397	197,123
Restricted cash	35,662	35,364
Operating lease assets	4,614,939	4,463,010
Other assets	129,916	130,781
Goodwill	21,939	21,939
Total assets	$8,803,219	$8,994,531
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$247,287	$212,813
Accrued payroll and benefits	192,520	250,126
Accrued liabilities	231,312	182,448
Unearned revenue	207,417	240,375
Current operating lease liabilities	310,151	302,380
Income tax payable	48,666	-
Total current liabilities	1,237,353	1,188,142
Long-term operating lease liabilities	4,935,729	4,773,434
Deferred income tax liabilities	143,559	125,674
Other liabilities	78,943	76,674
Total liabilities	6,395,584	6,163,924
Shareholders' equity:
Common stock, $0.01 par value, 11,500,000 shares authorized, 1,287,050 and 1,304,360 shares issued as of March 31, 2026 and December 31, 2025, respectively	12,871	13,044
Additional paid-in capital	2,235,107	2,204,944
Accumulated other comprehensive loss	(8,013)	(7,289)
Retained earnings	167,670	619,908
Total shareholders' equity	2,407,635	2,830,607
Total liabilities and shareholders' equity	$8,803,219	$8,994,531

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended March 31,
	2026	2025
Operating activities
Net income	$302,824	$386,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,718	87,211
Deferred income tax provision	17,887	(7,329)
Impairment, closure costs, and asset disposals	9,658	6,018
Provision for credit losses	(454)	(1,294)
Stock-based compensation expense	28,000	37,601
Other	578	914
Changes in operating assets and liabilities:
Accounts receivable	59,842	43,239
Inventory	4,745	7,535
Prepaid expenses and other current assets	(9,438)	(9,748)
Operating lease assets	79,793	72,540
Other assets	1,759	61
Accounts payable	22,678	13,208
Accrued payroll and benefits	(55,394)	(107,013)
Accrued liabilities	41,962	(183)
Unearned revenue	(27,663)	(31,001)
Income tax payable/receivable	140,039	113,377
Operating lease liabilities	(62,990)	(55,662)
Other long-term liabilities	806	1,002
Net cash provided by operating activities	651,350	557,075
Investing activities
Purchases of leasehold improvements, property and equipment	(180,332)	(144,810)
Purchases of investments	(250)	(4,000)
Maturities of investments	172,509	154,889
Net cash (used in)/provided by investing activities	(8,073)	6,079
Financing activities
Repurchase of common stock	(701,027)	(553,796)
Tax withholding on stock-based compensation awards	(47,997)	(32,902)
Other financing activities	1,534	1,524
Net cash used in financing activities	(747,490)	(585,174)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	602	(236)
Net change in cash, cash equivalents, and restricted cash	(103,611)	(22,256)
Cash, cash equivalents, and restricted cash at beginning of period	385,909	778,379
Cash, cash equivalents, and restricted cash at end of period	$282,298	$756,123
Supplemental disclosures of cash flow information
Income taxes paid/(refunded)	$(55,146)	$8,754
Purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$102,570	$76,389
Repurchase of common stock accrued in accounts payable and accrued liabilities	$29,190	$12,102

CHIPOTLE MEXICAN GRILL, INC.
SUPPLEMENTAL FINANCIAL AND OTHER DATA
(dollars in thousands)
(unaudited)
The following table details company-owned restaurant unit data for the periods indicated:

	For the three months ended
	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
Opened	49	132	84	61	57
Permanent closures	(1)	(5)	(4)	(2)	(2)
Relocations	-	(1)	(3)	(1)	-
Total	4,090	4,042	3,916	3,839	3,781
Average restaurant sales	$3,094	$3,104	$3,132	$3,142	$3,186
Comparable restaurant sales increase/(decrease)	0.5%	(2.5%)	0.3%	(4.0%)	(0.4%)
The following table details partner-operated restaurant unit data for the periods indicated:

	For the three months ended
	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
Opened	-	7	2	-	2
Total	14	14	7	5	5

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Below are definitions of the non-GAAP financial measures in this release. The following tables provide a reconciliation of non-GAAP financial measures presented in this release to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Adjusted net income is net income excluding certain legal proceedings, restructuring expenses and stock-based compensation retention.
Adjusted labor is labor expense excluding expenses related to certain legal proceedings.
Adjusted general and administrative expense is general and administrative expense excluding expenses related to restructuring, certain legal proceedings, and stock-based compensation retention.
The adjusted effective income tax rate is the effective income tax rate adjusted to reflect the after-tax impact of non-GAAP adjustments.
Restaurant level operating margin is equal to the revenues generated by our restaurants less direct restaurant operating costs, which consist of food, beverage and packaging, labor, occupancy and other operating costs, expressed as a percent of total revenue. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other costs that are essential to conduct our business. Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful because it highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.
Adjusted restaurant level operating margin is equal to the restaurant level operating margin excluding certain legal proceedings, expressed as a percent of total revenue. Management uses adjusted restaurant level operating margin as a measure of restaurant performance. Management believes adjusted restaurant level operating margin is useful because it highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.
We present these non-GAAP measures to facilitate a meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as management, which uses these non-GAAP measures in evaluating our performance.
Our adjusted net income, adjusted diluted earnings per share, adjusted labor expenses, adjusted general and administrative expenses, adjusted effective income tax rate, restaurant level operating margin, and adjusted restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Net Income and Adjusted Diluted Earnings per Share
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2026	2025
Net income	$302,824	$386,599
Non-GAAP adjustments:
Legal proceedings-Labor(1)	11,875	-
Corporate restructuring costs:
Recipe for Growth restructuring(2)	2,140	-
Legal proceedings-General and administrative(3)	625	-
Stock-based compensation(4)	3,007	11,877
Total non-GAAP adjustments	17,647	11,877
Tax effect of non-GAAP adjustments above(5)	(4,249)	(1,676)
After tax impact of non-GAAP adjustments	13,398	10,201
Adjusted net income	$316,222	$396,800

Diluted weighted-average number of common shares outstanding	1,301,859	1,360,719
Diluted earnings per share	$0.23	$0.28
Adjusted diluted earnings per share	$0.24	$0.29
(1)Estimated liability recognized in labor on the condensed consolidated statements of income for legal matters that we expect to exceed typical costs for legal proceedings.
(2)Cost for restructuring including employee severance, recruitment, other third-party restructuring costs, and stock-based compensation, net of forfeitures.
(3)Estimated liability recognized in general and administrative expenses on the condensed consolidated statements of income for legal matters that we expect to exceed typical costs for legal proceedings.
(4)Stock-based compensation for retention equity awards granted to certain executives in connection with the former CEO's departure.
(5)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Labor
(in thousands)
(unaudited)

	Three months ended March 31,
	2026	2025
Labor	$805,411	$718,226
Non-GAAP adjustments:
Legal proceedings-Labor(1)	(11,875)	-
Total non-GAAP adjustments	(11,875)	-
Adjusted labor	$793,536	$718,226
Adjusted labor as a percent of total revenue	25.7%	25.0%
(1)Estimated liability recognized in labor on the condensed consolidated statements of income for legal matters that we expect to exceed typical costs for legal proceedings.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted General and Administrative Expenses
(in thousands)
(unaudited)

	Three months ended March 31,
	2026	2025
General and administrative expenses	$203,720	$172,783
Non-GAAP adjustments:
Recipe for Growth restructuring(1)	(2,140)	-
Legal proceedings-General and administrative(2)	(625)	-
Stock-based compensation(3)	(3,007)	(11,877)
Total non-GAAP adjustments	(5,772)	(11,877)
Adjusted general and administrative expenses	$197,948	$160,906
(1)Cost for restructuring including employee severance, recruitment, other third-party restructuring costs, and stock-based compensation, net of forfeitures.
(2)Estimated liability recognized in general and administrative expenses on the condensed consolidated statements of income for legal matters that we expect to exceed typical costs for legal proceedings.
(3)Stock-based compensation for retention equity awards granted to certain executives in connection with the former CEO's departure.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Effective Income Tax Rate
(unaudited)

	Three months ended March 31,
	2026	2025
Effective income tax rate	25.4%	22.9%
Tax impact of non-GAAP adjustments(1)	(0.1)	(0.2)
Adjusted effective income tax rate	25.3%	22.7%
(1)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Restaurant Level Operating Margin
(in thousands)
(unaudited)

	Three months ended March 31,
	2026	Percent of total revenue	2025	Percent of total revenue
Income from operations	$397,063	12.9%	$479,250	16.7%
Non-GAAP Adjustments
General and administrative expenses	203,720	6.6	172,783	6.0
Depreciation and amortization	96,718	3.1	87,211	3.0
Pre-opening costs	11,641	0.4	8,210	0.3
Impairment, closure costs, and asset disposals	9,819	0.3	6,168	0.2
Total non-GAAP Adjustments	321,898	10.4	274,372	9.5
Restaurant level operating margin	718,961	23.3	753,622	26.2
Legal proceedings-Labor(1)	11,875	0.4	-	-
Adjusted restaurant level operating margin	$730,836	23.7%	$753,622	26.2%
(1)Estimated liability recognized in labor on the condensed consolidated statements of income for legal matters that we expect to exceed typical costs for legal proceedings.